UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2007

Excelsior LaSalle Property Fund, Inc.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	000-51948 (Commission File Number)	20-1432284 (IRS Employer Identification No.)
225 High Ridge Road Stamford, CT (Address of principal executive offices)	06905 (Zip Code)
(203) 352-4400 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

Excelsior LaSalle Property Fund, Inc. (the “Fund”) hereby voluntarily updates the information provided in the 8-K filed with the SEC on October 16, 2006.

On December 8, 2006, the Legacy Village anchor tenant who had previously given notice of its intent to terminate its lease, signed a lease modification which nullified the lease termination. Among other things, the lease modification reduces the base rent paid by the tenant through 2014 after which rent returns to its original amount. The term of the lease was not changed and continues until 2019. The signing of the lease modification prevented the triggering of co-tenancy provisions with a number of other tenants at Legacy Village. Co-tenancy provisions remain triggered in the leases of two other tenants at Legacy Village, whose co-tenancy rights arose as a result of the Expo Design Center closure. Neither tenant has exercised these co-tenancy rights.

The co-tenancy provisions which remain triggered impact less than 3% of the leasable square footage at Legacy Village. Aggregate co-tenancy provisions that were triggered resulted in a decrease in rental revenue of approximately $640,000 for 2006 or approximately 5% of Legacy Village rental revenue. In 2007, the potential loss in rental revenue from the two tenants at Legacy Village with co-tenancy provisions could range between $60,000 and $470,000.

The Fund expects that if the tenants with co-tenancy provisions elect to terminate their leases, the impact of the decreased rental revenue and re-tenanting costs would have a negative impact on the Fund’s net asset value. The Fund owns other retail properties that contain co-tenancy provisions and expects to acquire additional retail properties with co-tenancy provisions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Excelsior LaSalle Property Fund, Inc.
By:	/s/ Henry Feuerstein
Henry Feuerstein
President and Chief Executive Officer

Date:	January 9, 2007